Coty Inc. Reports Fiscal First Quarter 2020 Results

Q1 In-line with Expectations
Strong Gross Margin Improvement, Increased Working Media, Solid EPS and FCF Delivery
Full Year FY20 Outlook Confirmed

NEW YORK - November 6, 2019 -- Coty Inc. (NYSE: COTY) today announced financial results for the first quarter of fiscal year 2020, ended September 30, 2019.

Results at a glance	Three Months Ended September 30, 2019
		Change YoY
(in millions, except per share data)		Reported Basis	Organic (LFL)
Net revenues	$1,942.8	(4.4%)	(1.1%)
Operating income (loss) - reported	126.0	>100%
Operating income - adjusted*	154.7	10%
Net income (loss) - reported	52.3	>100%
Net income - adjusted*	50.5	(37%)
EPS (diluted) - reported	$0.07	>100%
EPS (diluted) - adjusted*	$0.07	(36%)

* These measures, as well as “free cash flow,” “adjusted earnings before interest, taxes, depreciation and amortization (EBITDA)” and “net debt,” are Non-GAAP Financial Measures. Refer to “Non-GAAP Financial Measures” for discussion of these measures. Net Income represents Net Income Attributable to Coty Inc. Reconciliations from reported to adjusted results can be found at the end of this release.

Highlights

•	1Q20 net revenue down 4.4%, with 1.1% LFL decline including a 1% negative impact from Younique

•	Strong LFL growth in Luxury and Professional Beauty, offset by declines in Consumer Beauty

•	Adjusted operating income of $154.7 million grew 10% YoY

•	Adjusted EPS of $0.07, down 36% YoY, reflecting the 1Q19 non-recurring tax benefit

•	1Q20 free cash flow improved by $169 million from the prior year period

Commenting on the operating results, Pierre Laubies, Coty CEO said:
"Q1 marked the first quarter of implementing our turnaround plan. With Younique excluded from our results as of September, we have also begun to see some improvements in the Consumer Beauty division. These improvements include revenue growth and market share gains on select brands in Europe, strong performance in Sally Hansen U.S., and some early progress on Covergirl. Throughout the organization, our teams are building a better business, including making trade-offs in favor of healthy, sustainable sales. Our strong Q1 gross margin improvement is a reflection of our progress in this area. With the consistent delivery of our Luxury division in a more volatile environment, and the strong performance of the Professional Beauty division, our Q1 is well on the path of our turnaround deployment."

Commenting on the financial results, Pierre-André Terisse, Coty CFO said:
"The beginning of the year was in-line with our expectations on all key financial metrics, including net revenues, adjusted operating income, adjusted EPS, and free cash flow. More importantly, our equation is healthier as the significant gross margin improvement allowed us to reinvest behind our brands. This gives me confidence in our ability to deliver our targets for the year. As we continue to explore how to accelerate the transformation of Coty, with a strategic review which has already attracted strong interest, we will in the coming quarters continue to focus on the fundamentals of our turnaround: deploying operational excellence, improving the performance of our supply chain, expanding gross margin to support our brands, streamlining the organization and maintaining discipline on cash and costs."

FY20 Outlook

The FY20 outlook remains unchanged:

•	Net Revenues: Stable to slightly lower LFL

•	Adjusted Operating Income: 5-10% YoY growth, at constant FX and portfolio scope, after increased investment behind our brands

•	Adjusted EPS: Mid-single digit growth

•	Free Cash Flow: Moderate improvement YoY

Financial Results

Revenues:

•
1Q20 reported net revenues of $1,942.8 million decreased 4.4% year-over-year, with a like-for-like (LFL) revenue decrease of 1.1% and negative foreign exchange (FX) impact of 2.4%. The LFL performance, which partially benefitted from low comparables in the prior year, was supported by solid growth in the Professional Beauty and Luxury divisions of 5.1% and 4.4% LFL, respectively, offset by a decline in the Consumer Beauty division of 9.7% LFL.

•
The divestment of Younique was completed September 16, 2019. The business decline in Younique negatively impacted the Coty LFL result by approximately 1% and the Consumer Beauty LFL result by approximately 2%.

Gross Margin:

•
1Q20 reported gross margin of 62.0% increased by 180 bps from the prior-year period, while the adjusted gross margin of 62.0% increased by 160 bps, driven by the mix shift toward the higher-margin Luxury and Professional Beauty divisions, as well as significant margin expansion in both divisions reflecting easier comparables, improved price and mix in Professional Beauty and improved COGS productivity in Luxury.

Operating Income:

•
1Q20 reported operating income of $126.0 million increased versus a 1Q19 reported operating loss of $20.7 million, supported by an $84.5 million gain on the Younique divestiture as well as lower impairment, restructuring and amortization charges.

•
1Q20 adjusted operating income of $154.7 million rose 9.9% from the prior year, despite foreign exchange headwinds of approximately 4%. The adjusted operating margin of 8.0% increased 110 bps from the prior-year period. The higher year-over-year profit performance reflects an 11% increase in working media, offset by gross margin expansion and strong fixed cost control.

Net Income:

•
1Q20 reported net income of $52.3 million compared to reported net loss of $12.1 million in the prior-year period driven by an $84.5 million gain on the Younique divestiture. The adjusted net income of $50.5 million declined from $80.5 million in 1Q19, reflecting a $30 million one-time tax benefit in the prior-year period.

Earnings Per Share (EPS):

•
1Q20 reported earnings per share of $0.07 improved from $(0.02) in the prior year period, and the adjusted EPS of $0.07 declined year-over-year due to the aforementioned one-time tax benefit, which benefited EPS in the prior year by $0.04.

Operating Cash Flow:

•
In 1Q20, net cash provided by operating activities was $39.9 million, a $121.8 million improvement from the prior year period net cash used in operations of $81.9 million. This operating cash flow improvement during a seasonally weak cash flow period reflected the contribution of approximately $75.5 million from receivables factoring programs as well as underlying profit improvement.

•	Our 1Q20 free cash flow of $(46.5) million improved by $169 million from the prior year period, fueled by the operating cash flow increase and a $47.2 million decline in capex.

Dividend and Net Debt:

•	On November 6, 2019, Coty announced a dividend of $0.125 per share payable on December 27, 2019 to holders of record on November 18, 2019.

•
Net debt of $7,366.1 million on September 30, 2019 decreased by $39.3 million from the balance of $7,405.4 million on June 30, 2019 driven by a benefit from foreign exchange of approximately $161 million partially offset by a net debt increase of approximately $122 million. The net debt increase was the result of $46.5 million of free cash outflow, the purchase of the remaining noncontrolling shares of a subsidiary in Southeast Asia of $45 million and $63.3 million of cash dividend payment.

•	This resulted in a last twelve months Net debt to adjusted EBITDA ratio of 5.5x, a slight improvement from the 5.6x reported ratio as of June 30, 2019.

First Quarter Fiscal 2020 Business Review by Segment

Luxury

	Three Months Ended September 30, 2019
	Actual	Reported Basis YoY	LFL
Net Revenues	806.7	1.7%	4.4%

	Reported	Adjusted
Operating Income	90.3	128.3
Operating Margin	11.2%	15.9%

In 1Q20, reported Luxury net revenues of $806.7 million increased by 1.7% versus the prior year. On a LFL basis, Luxury net revenues increased by 4.4%, fueled by growth in Europe and ALMEA. The luxury fragrance market continued to grow at a steady pace of 3-4%, with consistent trends in each of our key regions. While we recovered the majority of the shipment disruptions in the prior-year period, this was partially offset by geopolitical disruptions in Hong Kong and the surrounding Travel Retail corridor.

Solid 1Q20 results were supported by strength in Gucci, Burberry, Hugo Boss, and Chloe fragrances. Our expansion in the luxury cosmetics category continued successfully, with strong growth in both the Gucci lipstick line as well as Burberry cosmetics in Asia Pacific. We expect this momentum in luxury cosmetics to be fueled in the coming quarters through a gradual expansion of doors and product lines.

The Luxury division delivered reported operating income of $90.3 million, an increase of 85% vs. the prior-year period. 1Q20 adjusted operating income was $128.3 million, reflecting very strong 26% growth from the prior year. The 1Q20 adjusted operating margin was 15.9%, an increase of 310 bps versus 1Q19, driven by gross margin expansion and strong fixed cost leverage.

Consumer Beauty

	Three Months Ended September 30, 2019
	Actual	Reported Basis YoY	LFL
Net Revenues	716.5	(13.5%)	(9.7)%

	Reported	Adjusted
Operating (Loss) Income	(43.3)	(14.2)
Operating Margin	(6.0)%	(2.0)%

1Q20 Consumer Beauty net revenues of $716.5 million declined 13.5% on a reported basis and declined 9.7% LFL. Younique contributed approximately $56 million of net revenue in the quarter. The business decline in Younique negatively impacted the Consumer Beauty LFL result by approximately 2%. Global sell-out for our brands continued to decline in the high single digits, though showed some sequential improvement in trend. By region, Europe delivered low single digit revenue growth, reflecting lower comparables in the prior-year period following the supply disruptions as well as improved sell-out trends. In North America, revenues continue to be pressured by shelf space reductions and the continued low single digit declines in the mass beauty market segment. ALMEA sales were soft as we pro-actively reduced sales to lower value channels in select countries in support of our gross margin expansion agenda.

By category, net revenue in color cosmetics continued to decline high single digits. Within this core category, we saw pockets of improvement as we began implementing our turnaround plan, including Sally Hansen share gains in its core U.S. market segment, Rimmel share gains in its core U.K. market segment, moderate growth in CoverGirl's core sub-brands and broad-based improvement in Max Factor resulting in a low single digit sell-out decline. In retail hair, revenues remained pressured. In body care and mass fragrances, revenues declined mid-single digits, though our core brands adidas and Bruno Banani both drove sell-out growth. Importantly, as we actively reallocated nearly all working media to our priority brand and country combinations and stepped up our media investments, revenues in our Consumer Beauty priority brand and country combinations declined low single digits in the quarter, an improvement from high single digit declines in FY19.

Reported operating loss in 1Q20 of $43.3 million compared to reported operating loss of $18.6 million in the prior year period. The 1Q20 adjusted operating loss of $14.2 million, with Younique contributing approximately $4 million of the loss, decreased from income of $14.8 million in the prior year period, resulting in an adjusted operating margin of (2.0)%. The profit performance reflected a decline in gross profit as a result of the revenue decline coupled with a step-up in A&CP, particularly working media.

Professional Beauty

	Three Months Ended September 30, 2019
	Actual	Reported Basis YoY	LFL
Net Revenues	419.6	2.4%	5.1%

	Reported	Adjusted
Operating Income	24.4	41.6
Operating Margin	5.8%	9.9%

Professional Beauty 1Q20 net revenues of $419.6 million rose by 2.4%, with LFL increasing 5.1%. The quarter was driven by particular strength in North America, as it lapped last year's supply chain issues and key customers' destocking. Europe and ALMEA also delivered solid growth during the quarter. ghd continued to generate very robust growth across channels and regions.

Professional Beauty reported operating income of $24.4 million increased from $5.0 million in the prior year period, while adjusted operating income grew 75% to $41.6 million. The Professional Beauty division adjusted operating margin of 9.9% grew 410 bps, driven by strong gross margin performance and fixed cost reduction.

First Quarter Fiscal 2020 Business Review by Geographic Region

	Three Months Ended September 30,
	Net Revenues		Change
(in millions)	2019	2018	Reported Basis	Organic (LFL)
North America	$586.6	$644.9	(9.0%)	(7.1%)
Europe	869.6	872.2	(0.3%)	4.4%
ALMEA	486.6	514.2	(5.4%)	(3.1%)
Total	$1,942.8	$2,031.3	(4.4%)	(1.1%)

North America

•
North America net revenues of $586.6 million, or approximately 30% of total net revenues, declined 9.0% as reported and declined 7.1% LFL. The overall decline was driven by weakness in Consumer Beauty, reflecting underlying mass beauty challenges, the continued impact of shelf space losses, and declines in Younique. This was partially offset by strength within the Professional Beauty division. The performance decline in Younique negatively impacted North America LFL by approximately 2%.

Europe

•
Europe net revenues of $869.6 million, or approximately 45% of total net revenues, declined 0.3% on a reported basis, but increased 4.4% on a LFL basis. The LFL strength was driven by growth in each division, with particular outperformance in Luxury, in part due to lapping the prior year supply chain disruptions.

ALMEA

•
ALMEA net revenues of $486.6 million, or approximately 25% of total net revenues, decreased 5.4% as reported, and 3.1% on a LFL basis. The LFL decline is largely a result of temporary softness within the Consumer Beauty division as we drove gross margin expansion through proactive reduction in lower value sales channels in select countries. Additionally, Luxury sales growth decelerated in the quarter, reflecting a slowdown in the Asia Pacific region and associated Travel Retail corridor associated with the Hong Kong protests.

Cash Flows

•
In 1Q20, net cash provided by operating activities was $39.9 million, a $121.8 million improvement from the prior year period net cash used in operations of $81.9 million. This operating cash flow improvement during a seasonally weak cash flow period primarily reflected the contribution of approximately $75.5 million from receivables factoring programs.

•	Our 1Q20 free cash flow of $(46.5) million improved by $169 million from the prior year period, fueled by the operating cash flow increase and a $47.2 million decline in capex.

•	In 1Q20, we distributed $63.3 million in cash dividends and issued 3.2 million shares as part of the dividend reinvestment program.

•
Net debt of $7,366.1 million on September 30, 2019 decreased by $39.3 million from the balance of $7,405.4 million on June 30, 2019 driven by a benefit from foreign exchange of approximately $161 million partially offset by a net debt increase of approximately $122 million. The net debt increase was the result of $46.5 million of free cash outflow, the purchase of the remaining noncontrolling shares of a subsidiary in Southeast Asia of $45 million and $63.3 million of cash dividend payment.

Other Company Developments

Other company developments include:

•	On September 16, 2019, Coty completed the divestment of its 60% ownership stake in Younique for cash proceeds of $50 million and a secured promissory note with a face value of $27.9 million.

•
On September 30, 2019, the Company paid a quarterly dividend of $0.125 per common share. The participation rate in the program totaled 69% in the quarter to receive the dividend 50% cash and 50% stock.

•
On October 21, 2019, Coty announced that it is launching a process to explore strategic alternatives for its Professional Beauty business and associated hair brands, as well as the company's Brazilian operations, including a divestiture. The Company expects that the proceeds from any potential transaction will be used to pay down debt and return excess cash directly to shareholders.

•	On November 6, 2019, Coty announced a dividend of $0.125, payable on December 27, 2019 to stockholders of record at the close of business on November 18, 2019.

Conference Call

Coty Inc. will host a conference call at 8:00 a.m. (ET) today, November 6, 2019 to discuss its results. The dial-in number for the call is (866) 834-4311 in the U.S. or (720) 405-2213 internationally (conference passcode number: 9369578). The live audio webcast and presentation slides will be available at http://investors.coty.com. The conference call will be available for replay.

About Coty Inc.

Coty is one of the world’s largest beauty companies with an iconic portfolio of brands across fragrance, color cosmetics, hair color and styling, and skin and body care. Coty is the global leader in fragrance, a strong number two in professional hair color & styling, and number three in color cosmetics. Coty’s products are sold in over 150 countries around the world. Coty and its brands are committed to a range of social causes as well as seeking to minimize its impact on the environment. For additional information about Coty Inc., please visit www.coty.com.

Forward Looking Statements

Certain statements in this Earnings Release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, the Company’s turnaround plan announced on July 1, 2019 (the "Turnaround Plan"), strategic planning, targets, segment reporting and outlook for future reporting periods (including the extent and timing of revenue, expense and profit trends and changes in operating cash flows and cash flows from operating activities and investing activities), the strategic review of its Professional Beauty business, associated hair and nail brands sold by the Consumer Beauty division and Brazilian operations and any transaction related thereto (the “Strategic Review”), including timing of such Strategic Review and any transaction and the use of proceeds from any such transaction, its future operations and strategy, ongoing and future cost efficiency and restructuring initiatives and programs, strategic transactions (including their expected timing and impact), investments, licenses and portfolio changes, synergies, savings, performance, cost, timing and integration of acquisitions, future cash flows, liquidity and borrowing capacity, timing and size of cash outflows and debt deleveraging, the performance of launches or relaunches, the timing and impact of current or future destocking or shelf spaces losses, impact and timing of supply chain disruptions and the resolution thereof, timing and extent of any future impairments, and synergies, savings, impact, cost, timing and implementation of the Company’s Turnaround Plan, including operational and organizational structure changes, segment reporting changes, operational execution and simplification initiatives, the move of the Company’s headquarters, and the priorities of senior management. These forward-looking statements are generally identified by words or phrases, such as “anticipate”, “are going to”, “estimate”, “plan”, “project”, “expect”, “believe”, “intend”, “foresee”, “forecast”, “will”, “may”, “should”, “outlook”, “continue”, “temporary”, “target”, “aim”, “potential” and similar words or phrases. These statements are based on certain assumptions and estimates that we consider reasonable, but are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual events or results (including our financial condition, results of operations, cash flows and prospects) to differ materially from such statements, including:

•
the Company’s ability to successfully implement its multi-year Turnaround Plan, including its management headquarters relocation, management realignment, segment reporting changes and operational execution and simplification initiatives, and to develop and achieve its global business strategies, compete effectively in the beauty industry and achieve the benefits contemplated by its strategic initiatives within the expected time frame or at all;

•	the result of the Strategic Review and whether such Strategic Review will result in any transactions and the amount and use of proceeds from any such transactions;

•
the Company’s ability to anticipate, gauge and respond to market trends and consumer preferences, which may change rapidly, and the market acceptance of new products, including any relaunched or rebranded products and the anticipated costs and discounting associated with such relaunches and rebrands, and consumer receptiveness to its current and future marketing philosophy and consumer engagement activities (including digital marketing and media);

•
use of estimates and assumptions in preparing the Company’s financial statements, including with regard to revenue recognition, income taxes, the assessment of goodwill, other intangible assets and long-lived assets for impairment, the market value of inventory, and the fair value of acquired assets and liabilities associated with acquisitions;

•	the impact of any future impairments;

•
managerial, transformational, operational, regulatory, legal and financial risks, including diversion of management attention to and management of cash flows, expenses and costs associated with the Turnaround Plan, the Strategic Review and any related transaction, and future strategic initiatives;

•
future acquisitions, new licenses and joint ventures and the integration thereof with the Company’s business, operations, systems, financial data and culture and the ability to realize synergies, avoid future supply chain and other business disruptions, reduce costs (including through its cash efficiency initiatives), avoid liabilities and realize potential efficiencies and benefits (including through its restructuring initiatives) at the levels and at the costs and within the time frames contemplated or at all;

•
increased competition, consolidation among retailers, shifts in consumers’ preferred distribution and marketing channels (including to digital and luxury channels), distribution and shelf-space resets or reductions, compression of go-to-market cycles, changes in product and marketing requirements by retailers, reductions in retailer inventory levels and order lead-times or changes in purchasing patterns, and other changes in the retail, e-commerce and wholesale environment in which the Company does business and sells its products and the Company’s ability to respond to such changes;

•
the Company and its business partners’ and licensors’ abilities to obtain, maintain and protect the intellectual property used in its and their respective businesses, protect its and their respective reputations (including those of its and their executives or influencers), public goodwill, and defend claims by third parties for infringement of intellectual property rights;

•	any change to the Company’s capital allocation and/or cash management priorities, including any change in the Company’s stock dividend reinvestment program and policy;

•
any unanticipated problems, liabilities or other challenges associated with an acquired business which could result in increased risk or new, unanticipated or unknown liabilities, including with respect to environmental, competition and other regulatory, compliance or legal matters;

•
the Company’s international operations and joint ventures, including enforceability and effectiveness of its joint venture agreements and reputational, compliance, regulatory, economic and foreign political risks, including difficulties and costs associated with maintaining compliance with a broad variety of complex local and international regulations;

•	the Company's dependence on certain licenses (especially in its Luxury division) and the Company's ability to renew expiring licenses on favorable terms or at all;

•
the Company's dependence on entities performing outsourced functions, including outsourcing of distribution functions, and third-party manufacturers, logistics and supply chain suppliers, and other suppliers, including third-party software providers;

•	administrative, development and other difficulties in meeting the expected timing of market expansions, product launches and marketing efforts;

•
global political and/or economic uncertainties, disruptions or major regulatory or policy changes, and/or the enforcement thereof that affect the Company’s business, financial performance, operations or products, including the impact of Brexit, the current U.S. administration, changes in the U.S. tax code, and recent changes and future changes in tariffs, retaliatory or trade protection measures, trade policies and other international trade regulations in the U.S., the European Union and Asia and in other regions where the Company operates;

•	currency exchange rate volatility and currency devaluation;

•
the number, type, outcomes (by judgment, order or settlement) and costs of current or future legal, compliance, tax, regulatory or administrative proceedings, investigations and/or litigation, including litigation relating to the tender offer by Cottage Holdco B.V. (the “Cottage Tender Offer”);

•	the Company’s ability to manage seasonal factors and other variability and to anticipate future business trends and needs;

•
disruptions in operations, sales and in other areas, including due to disruptions in our supply chain, restructurings and other business alignment activities, the move of the Company’s headquarters to Amsterdam, implementation of the Strategic Review, manufacturing or information technology systems, labor disputes, extreme weather and natural disasters, and the impact of such disruptions on the Company’s ability to generate profits, stabilize or grow revenues or cash flows, comply with its contractual obligations and accurately forecast demand and supply needs and/or future results;

•
restrictions imposed on the Company through its license agreements, credit facilities and senior unsecured bonds or other material contracts, its ability to generate cash flow to repay, refinance or recapitalize debt and otherwise comply with its debt instruments, and changes in the manner in which the Company finances its debt and future capital needs;

•
increasing dependency on information technology and the Company’s ability to protect against service interruptions, data corruption, cyber-based attacks or network security breaches, costs and timing of implementation and effectiveness of any upgrades or other changes to information technology systems, and the cost of compliance or the Company’s failure to comply with any privacy or data security laws (including the European Union General Data Protection Regulation and the California Consumer Privacy Act) or to protect against theft of customer, employee and corporate sensitive information;

•
the Company's ability to attract and retain key personnel and the impact of senior management transitions and organizational structure changes, including the co-location of key business leaders and functions in Amsterdam;

•	the distribution and sale by third parties of counterfeit and/or gray market versions of the Company’s products; and

•
the impact of the Cottage Tender Offer and of the Turnaround Plan, and the Strategic Review and any related transactions, on the Company’s relationships with key customers and suppliers and certain material contracts;

•	the Company’s relationship with Cottage Holdco B.V., as the Company’s majority stockholder, and its affiliates, and any related conflicts of interest or litigation;

•
future sales of a significant number of shares in the public market by the Company's majority stockholder or contractually by certain commercial banks on behalf of the Company's majority stockholder, as may be required to satisfy any potential future credit difficulties in connection with such majority stockholder's credit agreement, or the perception that such sales could occur; and

•	other factors described elsewhere in this document and in documents that the Company files with the SEC from time to time.

When used herein, the term “includes” and “including” means, unless the context otherwise indicates, “including without limitation”. More information about potential risks and uncertainties that could affect the Company’s business and financial results is included under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2019 and other periodic reports the Company has filed and may file with the SEC from time to time.

All forward-looking statements made in this release are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this release, and the Company does not undertake any obligation, other than as may be required by applicable law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance unless expressed as such, and should only be viewed as historical data.

Investor Relations

Olga Levinzon, +1 212 389-7733

olga_levinzon@cotyinc.com

Media Relations
Lisa Kessler, +1 917 348-3373
lisa_kessler@cotyinc.com

Arnaud Leblin, +33 1 58 71 72 00
arnaud_leblin@cotyinc.com

Non-GAAP Financial Measures

The Company operates on a global basis, with the majority of net revenues generated outside of the U.S. Accordingly, fluctuations in foreign currency exchange rates can affect results of operations. Therefore, to supplement financial results presented in accordance with GAAP, certain financial information is presented excluding the impact of foreign currency exchange translations to provide a framework for assessing how the underlying businesses performed excluding the impact of foreign currency exchange translations (“constant currency”). Constant currency information compares results between periods as if exchange rates had remained constant period-over-period, with the current period’s results calculated at the prior-year period’s rates. The Company calculates constant currency information by translating current and prior-period results for entities reporting in currencies other than U.S. dollars into U.S. dollars using constant foreign currency exchange rates. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different to the functional currency of that entity when exchange rates fluctuate. The constant currency information presented may not be comparable to similarly titled measures reported by other companies. The Company discloses the following constant currency financial measures: net revenues, organic like-for-like (LFL) net revenues, adjusted gross profit and adjusted operating income.
The Company presents period-over-period comparisons of net revenues on a constant currency basis as well as on an organic (LFL) basis. The Company believes that organic (LFL) better enables management and investors to analyze and compare the Company's net revenues performance from period to period. For the periods described in this release, the term “like-for-like” describes the Company's core operating performance, excluding the financial impact of (i) acquired brands or businesses in the current year period until we have twelve months of comparable financial results, (ii) the divested brands or businesses or early terminated brands, generally, in the prior year non-comparable periods, to maintain comparable financial results with the current fiscal year period and (iii) foreign currency exchange translations to the extent applicable. For a reconciliation of organic (LFL) period-over-period, see the table entitled “Reconciliation of Reported Net Revenues to Like-For-Like Net Revenues”.
The Company presents operating income, operating income margin, gross profit, gross margin, effective tax rate, net income, net income margin, net revenues and EPS (diluted) on a non-GAAP basis and specifies that these measures are non-GAAP by using the term “adjusted”. The Company believes these non-GAAP financial measures better enable management and investors to analyze and compare operating performance from period to period. In calculating adjusted operating income, operating income margin, gross profit, gross margin, effective tax rate, net income, net income margin and EPS (diluted), the Company excludes the following items:

•
Costs related to acquisition activities: The Company excludes acquisition-related costs and acquisition accounting impacts such as those related to transaction costs and costs associated with the revaluation of acquired inventory in connection with business combinations because these costs are unique to each transaction. The nature and amount of such costs vary significantly based on the size and timing of the acquisitions and the maturities of the businesses being acquired. Also, the size, complexity and/or volume of past acquisitions, which often drives the magnitude of such expenses, may not be indicative of the size, complexity and/or volume of any future acquisitions.

•
Restructuring and other business realignment costs: The Company excludes costs associated with restructuring and business structure realignment programs to allow for comparable financial results to historical operations and forward-looking guidance. In addition, the nature and amount of such charges vary significantly based on the size and timing of the programs. By excluding the above referenced expenses from the non-GAAP financial measures, management is able to evaluate the Company’s ability to utilize existing assets and estimate their long-term value. Furthermore, management believes that the adjustment of these items supplement the GAAP information with a measure that can be used to assess the sustainability of the Company’s operating performance.

•
Asset impairment charges: The Company excludes the impact of asset impairments as such non-cash amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Our management believes that the adjustment of these items supplement the GAAP information with a measure that can be used to assess the sustainability of our operating performance.

•
Gain on sale of business: The Company excludes the impact of the Gain on sale of business as such amounts are inconsistent in amount and frequency and are significantly impacted by the size of divestitures. Our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.

•
Amortization expense: The Company excludes the impact of amortization of finite-lived intangible assets, as such non-cash amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Management believes that the adjustment of these items supplement the GAAP information with a measure that can be used to assess the sustainability of the Company’s operating performance. Although the Company excludes amortization of intangible assets from the non-GAAP expenses, management believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets.

•
Other expense: The Company excludes the impact of costs incurred for legal and advisory services rendered in connection with the evaluation of the tender offer initiated by certain of our shareholders. Our management believes these costs do not reflect our underlying ongoing business, and the adjustment of such costs helps investors and others compare and analyze performance from period to period. We have also excluded the impact of pension curtailment (gains) and losses and pension settlements as such events are triggered by our restructuring and other business realignment activities and the amount of such charges vary significantly based on the size and timing of the programs.

•
Noncontrolling interest: This adjustment represents the after-tax impact of the non-GAAP adjustments included in Net income attributable to noncontrolling interests based on the relevant non-controlling interest percentage.

•
Tax: This adjustment represents the impact of the tax effect of the pretax items excluded from Adjusted net income. The tax impact of the non-GAAP adjustments is based on the tax rates related to the jurisdiction in which the adjusted items are received or incurred.

The estimated supply chain impact to adjusted operating income in the prior year only includes the direct impact on net revenues and the associated impact on cost of sales, while the Company assumed no impact from any other operating expenses.
The Company has provided a quantitative reconciliation of the difference between the non-GAAP financial measures and the financial measures calculated and reported in accordance with GAAP. For a reconciliation of adjusted gross profit to gross profit, adjusted EPS (diluted) to EPS (diluted), and adjusted net revenues to net revenues, see the table entitled “Reconciliation of Reported to Adjusted Results for the Consolidated Statements of Operations.” For a reconciliation of adjusted operating income to operating income and adjusted operating income margin to operating income margin, see the tables entitled “Reconciliation of Reported Operating Income (Loss) to Adjusted Operating Income” and "Reconciliation of Reported Operating Income (Loss) to Adjusted Operating Income by Segment." For a reconciliation of adjusted effective tax rate to effective tax rate, see the table entitled “Reconciliation of Reported Income (Loss) Before Income Taxes and Effective Tax Rates to Adjusted Income Before Income Taxes and Adjusted Effective Tax Rates.” For a reconciliation of adjusted net income and adjusted net income margin to net income (loss), see the table entitled “Reconciliation of Reported Net Income (Loss) to Adjusted Net Income.”
The Company also presents free cash flow, adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA") and net debt. Management believes that these measures are useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures and provides them with the same measures that management uses as the basis for making resource allocation decisions. Free cash flow is defined as net cash provided by operating activities, less capital expenditures, adjusted EBITDA is defined as adjusted operating income less depreciation and net debt is defined as total debt less cash and cash equivalents. For a reconciliation of Free Cash Flow, see the table entitled “Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow,” for adjusted EBITDA, see the table entitled “Reconciliation of Adjusted Operating Income to Adjusted EBITDA” and for net debt, see the table entitled “Reconciliation of Total Debt to Net Debt.”
These non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

To the extent that the Company provides guidance, it does so only on a non-GAAP basis and does not provide reconciliations of such forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for restructuring, integration and acquisition-related expenses, amortization expenses, adjustments to inventory, and other charges reflected in our reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

COTY INC.
SUPPLEMENTAL SCHEDULES INCLUDING NON-GAAP FINANCIAL MEASURES

COTY INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,
(in millions, except per share data)	2019	2018
Net revenues	$1,942.8	$2,031.3
Cost of sales	738.4	809.1
as % of Net revenues	38.0%	39.8%
Gross profit	1,204.4	1,222.2
Gross margin	62.0%	60.2%

Selling, general and administrative expenses	1,072.6	1,122.3
as % of Net revenues	55.2%	55.3%
Gain on sale of business	(84.5)	—
Amortization expense	84.3	92.5
Restructuring costs	6.0	15.5
Asset impairment charges	—	12.6
Operating income (loss)	126.0	(20.7)
as % of Net revenues	6.5%	(1.0%)
Interest expense, net	77.4	64.1
Other expense, net	2.2	2.7
Income (loss) before income taxes	46.4	(87.5)
as % of Net revenues	2.4%	(4.3%)
Benefit for income taxes	(9.9)	(77.4)
Net income (loss)	56.3	(10.1)
as % of Net revenues	2.9%	(0.5%)
Net income attributable to noncontrolling interests	2.8	1.2
Net income attributable to redeemable noncontrolling interests	1.2	0.8
Net income (loss) attributable to Coty Inc.	$52.3	$(12.1)
as % of Net revenues	2.7%	(0.6%)
Net income (loss) attributable to Coty Inc. per common share:
Basic	$0.07	$(0.02)
Diluted	$0.07	$(0.02)
Weighted-average common shares outstanding:
Basic	754.2	750.8
Diluted	758.9	750.8

COTY INC.
SUPPLEMENTAL SCHEDULES INCLUDING NON-GAAP FINANCIAL MEASURES

RECONCILIATION OF REPORTED TO ADJUSTED RESULTS FOR THE CONSOLIDATED STATEMENTS OF OPERATIONS

These supplemental schedules provide adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	Three Months Ended September 30, 2019
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)	Foreign Currency Translation	Adjusted Results at Constant Currency
Net revenues	$1,942.8	—	$1,942.8	$48.6	$1,991.4
Gross profit	1,204.4	—	1,204.4	31.4	1,235.8
Gross margin	62.0%		62.0%		62.1%
Operating income	126.0	28.7	154.7	6.0	160.7
as % of Net revenues	6.5%		8.0%		8.1%
Net income attributable to Coty Inc.	$52.3	$(1.8)	$50.5
as % of Net revenues	2.7%		2.6%

EPS (diluted)	$0.07		$0.07

	Three Months Ended September 30, 2018
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$2,031.3	—	$2,031.3
Gross profit	1,222.2	5.2	1,227.4
Gross margin	60.2%		60.4%
Operating (loss) income	(20.7)	161.5	140.8
as % of Net revenues	(1.0%)		6.9%
Net (loss) income attributable to Coty Inc.	$(12.1)	$92.6	$80.5
as % of Net revenues	(0.6%)		4.0%

EPS (diluted)	$(0.02)		$0.11

(a) See “Reconciliation of Reported Operating Income (Loss) to Adjusted Operated Income” and “Reconciliation of Reported Net Income (Loss) to Adjusted Net Income” for a detailed description of adjusted items.

RECONCILIATION OF REPORTED OPERATING INCOME (LOSS) TO ADJUSTED OPERATING INCOME

	Three Months Ended September 30,
(in millions)	2019	2018	Change
Reported Operating Income (Loss)	126.0	(20.7)	>100%
% of Net revenues	6.5%	(1.0%)
Amortization expense (a)	84.3	92.5	(9%)
Restructuring and other business realignment costs (b)	28.9	56.4	(49%)
Gain on sale of business (c)	(84.5)	—	N/A
Asset impairment charges (d)	—	12.6	(100%)
Total adjustments to Reported Operating Income	28.7	161.5	(82%)
Adjusted Operating Income	154.7	140.8	10%
% of Net revenues	8.0%	6.9%

(a)
In the three months ended September 30, 2019, amortization expense decreased to $84.3 from $92.5 in the three months ended September 30, 2018. In the three months ended September 30, 2019, amortization expense of $38.0, $29.1, and $17.2 was reported in the Luxury, Consumer Beauty and Professional Beauty segments, respectively. In three months ended September 30, 2018, amortization expense of $40.3, $33.4, and $18.8 was reported in the Luxury, Consumer Beauty, and Professional Beauty segments, respectively.

(b)
In the three months ended September 30, 2019, we incurred restructuring and other business structure realignment costs of $28.9. We incurred Restructuring costs of $6.0 primarily related to the Turnaround Plan, included in the Condensed Consolidated Statements of Operations. We incurred business structure realignment costs of 22.9 primarily related to the Turnaround Plan, included in Selling, general and administrative expenses in the Consolidated Statement of Operations. In the three months ended September 30, 2018, we incurred restructuring and other business structure realignment costs of $56.4. We incurred Restructuring costs of $15.5 primarily related to our global integration activities and 2018 restructuring actions, included in the Condensed Consolidated Statements of Operations. We incurred business structure realignment costs of $40.9 primarily related to our Global Integration Activities and certain other programs. This amount primarily includes $35.7 in Selling, general and administrative expense and $5.2 in Cost of sales

(c)
In the three months ended September 30, 2019, we completed the divestiture of Younique resulting in income of $84.5 included in Gain on sale of business in the Condensed Consolidated Statements of Operations. In three months ended September 30, 2018, we did not divest any business.

(d)
In the three months ended September 30, 2019, we did not incur any asset impairment charges. In the three months ended September 30, 2018, the Company acquired a trademark associated with a preexisting license. As a result of the acquisition, the preexisting license was effectively terminated, and accordingly the Company recorded $12.6 of asset impairment charges in the Condensed Consolidated Statement of Operations related to the license agreement.

RECONCILIATION OF REPORTED INCOME (LOSS) BEFORE INCOME TAXES AND EFFECTIVE TAX RATES TO ADJUSTED INCOME BEFORE INCOME TAXES AND ADJUSTED EFFECTIVE TAX RATES

	Three Months Ended September 30, 2019			Three Months Ended September 30, 2018
(in millions)	Income Before Income Taxes	(Benefit) Provision for Taxes	Effective Tax Rate	(Loss) Income Before Income Taxes	(Benefit) Provision for Taxes	Effective Tax Rate
Reported Income (Loss) Before Taxes	$46.4	$(9.9)	(21.3)%	$(87.5)	$(77.4)	88.5%
Gain on sale of business adjustment (a) (b)	(84.5)	4.8
Other adjustments to reported operating income (a) (b)	113.2	22.7		161.5	65.1
Adjusted Income Before Taxes	$75.1	$17.6	23.4%	$74.0	$(12.3)	(16.6%)

(a)	See a description of adjustments under “Reconciliation of Reported Operating Income (Loss) to Adjusted Operating Income”.

(b)
The tax effects of each of the items included in adjusted income are calculated in a manner that results in a corresponding income tax benefit/provision for adjusted income. In preparing the calculation, each adjustment to reported income is first analyzed to determine if the adjustment has an income tax consequence. The benefit/provision for taxes is then calculated based on the jurisdiction in which the adjusted items are incurred, multiplied by the respective statutory rates and offset by the increase or reversal of any valuation allowances commensurate with the non–GAAP measure of profitability.

The adjusted effective tax rate was 23.4% for the three months ended September 30, 2019 compared to (16.6%) for the three months ended September 30, 2018. The differences were primarily due to a $30.0 tax benefit recognized as a result of a favorable Swiss tax ruling in the prior period.

RECONCILIATION OF REPORTED NET INCOME (LOSS) TO ADJUSTED NET INCOME

	Three Months Ended September 30,
(in millions)	2019	2018	Change
Reported Net Income (Loss) Attributable to Coty Inc.	$52.3	$(12.1)	>100%
% of Net revenues	2.7%	(0.6%)
Adjustments to Reported Operating Income (a)	28.7	161.5	(82%)
Adjustments to noncontrolling interests (b)	(3.0)	(3.8)	21%
Change in tax provision due to adjustments to Reported Net Income Attributable to Coty Inc.	(27.5)	(65.1)	58%
Adjusted Net Income Attributable to Coty Inc.	$50.5	$80.5	(37%)
% of Net revenues	2.6%	4.0%

Per Share Data
Adjusted weighted-average common shares
Basic	754.2	750.8
Diluted	758.9	752.7
Adjusted Net Income Attributable to Coty Inc. per Common Share
Basic	$0.07	$0.11
Diluted	$0.07	$0.11
(a) See a description of adjustments under “Reconciliation of Reported Operating Income (Loss) to Adjusted Operating Income”.
(b) The amounts represent the impact of non-GAAP adjustments to Net income attributable to noncontrolling interest related to the Company’s majority-owned consolidated subsidiaries. The amounts are based on the relevant noncontrolling interest’s percentage ownership in the related subsidiary, for which the non-GAAP adjustments were made.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	Three Months Ended September 30,
(in millions)	2019	2018
Net cash provided by operating activities	$39.9	$(81.9)
Capital expenditures	(86.4)	(133.6)
Free cash flow	$(46.5)	$(215.5)
RECONCILIATION OF TOTAL DEBT TO NET DEBT

(in millions)	September 30, 2019
Total debt	$7,716.5
Cash and cash equivalents	350.4
Net debt	$7,366.1

RECONCILIATION OF ADJUSTED OPERATING INCOME TO ADJUSTED EBITDA

(in millions)	Twelve Months Ended September 30, 2019
Adjusted operating income(a)	$963.6
Depreciation (b)	382.4
Pension Adjustment (c)	1.5
Adjusted EBITDA	1,347.5
a Adjusted operating income for the twelve months ended September 30, 2019 represents the summation of the adjusted operating income for each of the three months ended December 31, 2018, March 31, 2019, June 30, 2019, and September 30, 2019. For a reconciliation of adjusted operating income to operating income for each of those periods, see the tables entitled “Reconciliation of Reported Operating Income to Adjusted Operating Income” and "Reconciliation of Reported Operating Income to Adjusted Operating Income by Segment" for each of those periods.
b The depreciation adjustment for the twelve months ended September 30, 2019 represents the summation of depreciation expense for each of the three months ended December 31, 2018, March 31, 2019, June 30, 2019, and September 30, 2019 as adjusted by $1.5, $0.2, $0, and $0.2 respectively, for accelerated depreciation.
c The pension expense adjustment for the twelve months ended September 30, 2019 represents the summation of the non-service cost components of net periodic pension cost for each of the three months ended December 31, 2018, March 31, 2019, June 30, 2019, and September 30, 2019.

NET DEBT/ADJUSTED EBITDA

September 30, 2019
Net Debt	7,366.1
EBITDA	1,347.5
Net Debt/Adjusted EBITDA	5.47

NET REVENUES AND ADJUSTED OPERATING INCOME BY SEGMENT

	Three Months Ended September 30,
	Net Revenues		Change		Reported Operating Income		Adjusted Operating Income
(in millions)	2019	2018	Reported Basis	Constant Currency	2019	Change	2019	Change
Luxury	$806.7	$792.9	2%	4%	$90.3	85%	$128.3	26%
Consumer Beauty	716.5	828.8	(14%)	(12%)	(43.3)	<(100%)	(14.2)	<(100)%
Professional	419.6	409.6	2%	5%	24.4	>100%	41.6	75%
Corporate	—	—	N/A	—%	54.6	>100%	(1.0)	<(100)%
Total	$1,942.8	$2,031.3	(4%)	(2%)	$126.0	>100%	$154.7	10%

NET REVENUES BY GEOGRAPHIC REGION

	Three Months Ended September 30,
	Net Revenues		Change
(in millions)	2019	2018	Reported Basis	Constant Currency
North America	$586.6	$644.9	(9%)	(9%)
Europe	869.6	872.2	—%	4%
ALMEA	486.6	514.2	(5%)	(3%)
Total	$1,942.8	$2,031.3	(4%)	(2%)

RECONCILIATION OF REPORTED OPERATING INCOME (LOSS) TO ADJUSTED OPERATING INCOME BY SEGMENT

	Three Months Ended September 30, 2019
(in millions)	Reported (GAAP)	Adjustments (a)	Adjusted (Non-GAAP)	Foreign Currency Translation	Adjusted Results at Constant Currency
OPERATING INCOME (LOSS)
Luxury	$90.3	$(38.0)	$128.3	$0.6	$128.9
Consumer Beauty	(43.3)	(29.1)	(14.2)	3.1	(11.1)
Professional Beauty	24.4	(17.2)	41.6	2.3	43.9
Corporate	54.6	55.6	(1.0)	—	(1.0)
Total	$126.0	$(28.7)	$154.7	$6.0	$160.7

OPERATING MARGIN
Luxury	11.2%		15.9%		15.6%
Consumer Beauty	(6.0%)		(2.0%)		(1.5%)
Professional Beauty	5.8%		9.9%		10.2%
Corporate	N/A		N/A		N/A
Total	6.5%		8.0%		8.1%

	Three Months Ended September 30, 2018
(in millions)	Reported (GAAP)	Adjustments (a)	Adjusted (Non-GAAP)
OPERATING (LOSS) INCOME
Luxury	$48.7	$(52.9)	$101.6
Consumer Beauty	(18.6)	(33.4)	14.8
Professional Beauty	5.0	(18.8)	23.8
Corporate	(55.8)	(56.4)	0.6
Total	$(20.7)	$(161.5)	$140.8

OPERATING MARGIN
Luxury	6.1%		12.8%
Consumer Beauty	(2.2%)		1.8%
Professional Beauty	1.2%		5.8%
Corporate	N/A		N/A
Total	(1.0%)		6.9%
(a) See “Reconciliation of Reported Operating Income (Loss) to Adjusted Operated Income” for a detailed description of adjusted items.

RECONCILIATION OF REPORTED NET REVENUES TO LIKE-FOR-LIKE NET REVENUES

	Three Months Ended September 30, 2019 vs. Three Months Ended September 30, 2018 Net Revenue Change
Net Revenues Change YoY	Reported Basis	Constant Currency	Impact from Divestiture[1]	Organic (LFL)
Luxury	2%	4%	—%	4%
Consumer Beauty	(14)%	(12)%	(2)%	(10)%
Professional Beauty	2%	5%	—%	5%
Total Company	(4)%	(2)%	(1)%	(1)%

[1]
Divestiture reflects the incremental net revenues in the three months ended September 30, 2018 for the full month of September 2018 as compared to a 16 day contribution during the month ended September 2019 from Younique during the three months ended September 30, 2019.

COTY INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in millions)	September 30, 2019	June 30, 2019
ASSETS
Current assets:
Cash and cash equivalents	$350.4	$340.4
Restricted cash	31.0	40.0
Trade receivables	1,036.6	1,161.2
Inventories	1,150.8	1,153.3
Prepaid expenses and other current assets	563.9	577.8
Total current assets	3,132.7	3,272.7
Property and equipment, net	1,469.9	1,600.6
Goodwill	4,917.3	5,073.8
Other intangible assets, net	6,963.8	7,422.3
Operating lease right-of-use assets(a)	491.9	—
Other noncurrent assets	307.9	296.0
TOTAL ASSETS	$17,283.5	$17,665.4

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,548.1	$1,732.7
Short-term debt and current portion of long-term debt	185.4	193.8
Current operating lease liabilities(a)	96.5	—
Other current liabilities	1,407.4	1,550.6
Total current liabilities	3,237.4	3,477.1
Long-term debt, net	7,453.5	7,469.9
Long-term operating lease liabilities(a)	457.9	—
Other noncurrent liabilities	1,575.8	1,673.2
Total liabilities	12,724.6	12,620.2
REDEEMABLE NONCONTROLLING INTERESTS	94.6	451.8
Total Coty Inc. stockholders’ equity	4,455.0	4,586.9
Noncontrolling interests	9.3	6.5
Total equity	4,464.3	4,593.4
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$17,283.5	$17,665.4

(a) Reflects the July 1, 2019 modified retrospective adoption of ASU 2016-02, Leases.

COTY INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended September 30,
(in millions)	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$56.3	$(10.1)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	179.2	185.6
Operating lease right-of-use asset amortization (a)	26.1	—
Deferred income taxes	(32.6)	(99.8)
Share-based compensation	6.2	6.4
Gain on sale of business	(84.5)	—
Other	31.2	39.3
Change in operating assets and liabilities, net of effects from purchase of acquired companies and sale of business:
Trade receivables	71.7	35.6
Inventories	(72.9)	(109.5)
Accounts payable	(103.2)	(83.2)
Operating lease liabilities (a)	(26.7)	—
Other	(10.9)	(46.2)
Net cash provided by (used in) operating activities	39.9	(81.9)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(86.4)	(133.6)
Proceeds from sale of business, net of cash disposed (b)	25.6	—
Payment for asset acquisitions	—	(40.8)
Net cash used in investing activities	(60.8)	(174.4)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from debt, net	146.6	466.2
Dividend payment	(63.3)	(93.8)
Purchase of remaining mandatorily redeemable noncontrolling interest	(45.0)	—
Other financing activities	(1.6)	(20.6)
Net cash provided by financing activities	36.7	351.8
EFFECT OF EXCHANGE RATES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(14.8)	(4.5)
NET INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	1.0	91.0
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—Beginning of period	380.4	362.2
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—End of period	$381.4	$453.2

(a) Reflects the July 1, 2019 modified retrospective adoption of ASU 2016-02, Leases.
(b) On August 27, 2019, the Company entered into a Contribution and Redemption Agreement to transfer all of its membership interest in Foundation, LLC (“Foundation”), which held the net assets of Younique, LLC (“Younique”), to an existing noncontrolling interest holder. Consideration received at the Closing Date consisted of $50.0 cash and a secured promissory note with a face value of $27.9.